UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
              SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 001-14320

                           GreenPoint Financial Corp.
             (Exact name of registrant as specified in its charter)


                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 834-1000
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
            (Title of each class of securities covered by this Form)

                                      None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           /X/             Rule 12h-3(b)(1)(i)         /X/
Rule 12g-4(a)(1)(ii)          /_/             Rule 12h-3(b)(1)(ii)        /_/
Rule 12g-4(a)(2)(i)           /_/             Rule 12h-3(b)(2)(i)         /_/
Rule 12g-4(a)(2)(ii)          /_/             Rule 12h-3(b)(2)(ii)        /_/
                                              Rule 15d-6                  /_/

        Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, North Fork Bancorporation, Inc., as successor to GreenPoint Financial Corp. pursuant to the merger of GreenPoint Financial Corp. with and into North Fork
Bancorporation, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: October 1, 2004
                                     NORTH FORK BANCORPORATION, INC.


                                     By:  /s/ Daniel M. Healy
                                        --------------------------------------
                                        Name:  Daniel M. Healy
                                        Title: Executive Vice President and
                                               Chief Financial Officer